Computation of Per Share Earnings
                                   Exhibit 11
                                  (Unaudited)
                        (In thousands, except EPS data)


                                                            Three Months Ended
                                                                 March 31,
                                                            -------------------
                                                              1995       1996
                                                            --------   --------

Net Income                                                  $    565   $  1,006
                                                            ========   ========

Weighted average common shares outstanding                     3,223      4,152

Common equivalent shares:

  Shares issuable upon exercise
    of stock options (1)                                         223        309

  Convertible perferred stock                                      0        602
                                                            --------   --------

     Total weighted average shares - primary                   3,446      5,063
                                                            --------   --------

Fully diluted incremental shares:

   Stock options (calculated using the higher
    of end of period or average market value)                      0          2

   Convertible subordinated debentures                           595        580
                                                            --------   --------
     Total weighted average shares - fully diluted             4,041      5,645
                                                            --------   --------

Primary net income per common and
 common equivalent share                                        0.16       0.20
                                                            --------   --------

Fully diluted net income per common and
 common equivalent share                                       0.14       0.18
                                                            --------   --------


(1) Amount calculated under the treasury stock method and fair market values for stock